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                                                                      Exhibit 99


       U.S. BANCORP TO ACQUIRE SCRIPPS FINANCIAL CORPORATION OF SAN DIEGO

MINNEAPOLIS, June 27 /PRNewswire/ -- U.S. Bancorp (NYSE: USB - NEWS) and Scripps Financial Corporation of San Diego (Amex: SLJ - NEWS), parent company of Scripps Bank, today announced that a definitive agreement has been signed whereby U.S. Bancorp will acquire Scripps Financial Corporation in a stock transaction valued at approximately $155 million. Scripps Financial Corporation operates nine branches in the San Diego area and has $650 million in assets.

Under the terms of the agreement, Scripps Financial Corporation shareholders will receive 1.067 shares of U.S. Bancorp common stock for each Scripps Financial Corporation share in a tax-free exchange, subject to certain adjustments as outlined below and in the definitive agreement. At the closing price for USB stock on June 26, that would equate to $22.01 per SLJ share. The value to the Scripps Financial Corporation shareholders will vary if the price of the U.S. Bancorp shares goes up or down within an established range before the closing; however, in no event will Scripps Financial Corporation shareholders receive less than $19.80 or more than $24.21 in U.S. Bancorp stock.

"Scripps Financial Corporation is a well-known and respected commercial bank that has established an impressive position in the market," said John F. Grundhofer, U.S. Bancorp chairman and chief executive officer. "The acquisition of Scripps Financial Corporation will allow us to strengthen our franchise in the important San Diego area. We're thrilled that they will be joining the U.S. Bancorp family."

The companies said that Ron Carlson, 65, Scripps Financial Corporation president and CEO; Doug Evans, 52, executive vice president of banking; and Rich Roncaglia, 50, executive vice president of trust and financial services, will continue on in leadership positions. Additionally, U.S. Bank will continue employment for all Scripps Financial Corporation customer contact personnel.

"U.S. Bancorp is a solid financial institution with a strong commercial banking business. We're impressed with its products and services and with how it handled the Peninsula Bank and other San Diego acquisitions," said Carlson. "We looked carefully at what U.S. Bancorp has to offer, and we're confident that the company shares our commitment to employees, clients and the community."

"I've known Ron Carlson and his team for years and have been impressed by the services they provide their customers," said John Rebelo, U.S. Bank's San Diego market chairman. "They have created a legacy in the San Diego community and we're excited to make that legacy part of U.S. Bank."

The Scripps Financial Corporation acquisition complements U.S. Bank's existing presence in Southern California, which has grown considerably as a result of the recent acquisitions of the


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Bank of Commerce, Western Bancorp, and Peninsula Bank. U.S. Bank currently operates 17 San Diego branches and nearly 140 branches in California with approximately $5.5 billion in combined deposits. The company also operates corporate trust and leasing offices in Los Angeles and San Francisco. The company's California presence also includes six U.S. Bancorp Piper Jaffray offices and U.S. Bancorp Libra, which is headquartered in Los Angeles. Additionally, U.S. Bancorp's corporate trust business is the largest provider of tax exempt issuances in California.

Shareholders of Scripps Financial Corporation will receive 1.067 shares of U.S. Bancorp stock for each SLJ share, provided that the average closing USB stock price for the 10 days prior to the receipt of approval by the Federal Reserve Board ("USB Average Price") is between $22.69 and $18.56. If the USB Average Price is less than $18.56, then the exchange ratio will be adjusted and SLJ's shareholders will receive USB stock worth $19.80 for each SLJ share. If the USB Average Price is more than $22.69 (subject to certain exceptions), then the exchange ratio will be adjusted and SLJ's shareholders will receive USB stock worth $24.21 for each SLJ share.

The acquisition is pending approvals by Scripps shareholders and regulators and is expected to close in fourth quarter 2000.

Minneapolis-based U.S. Bancorp, with $83 billion in assets, is the 11th largest financial services holding company in the nation and operates approximately 1,000 banking offices in the Midwest and West. The company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of more than 5,000 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The company offers full-service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. The company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation. For further information, please see the U.S. Bancorp web site at http://www.usbank.com.

San Diego headquartered Scripps Financial Corporation is the parent company of Scripps Bank, the largest locally owned and managed independent commercial bank in San Diego County with approximately $650 million in assets. Specializing in relationship banking, Scripps Bank offers a Private Banking atmosphere and a tradition of quality service for businesses, professionals and individuals throughout San Diego County. The Company maintains full service regional banking offices in La Jolla, El Cajon, Downtown San Diego, Escondido, Kearny Mesa, Encinitas, Point Loma and Chula Vista. Scripps Bank also delivers specialized Trust, Investment, Corporate Lending, SBA Lending, Construction Loan and Real Estate Lending, Equipment Leasing, Residential Lending, International, Cash Management, Online Banking, Property Management Banking, HOA and Remittance Processing services. In 1999, Scripps Bank was awarded the Findley Reports "10 Year Premier Performing Bank" award. For more information on Scripps Financial Corporation and Scripps Bank, visit the company's web site at http://www.scrippsbank.com